CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference of our report dated August 4, 1995, relating to the June 30, 1995, financial statements of Larson Davis incorporated, appearing in the amended annual report of Larson Davis incorporated on Form 10-K/A for the year ended December 31, 1996, into the following registration statements filed on behalf of Larson Davis Incorporated: registration statement on Form S-8, SEC File No. 33-35751, filed July 5, 1990; registration statement on Form S-8, SEC File No. 33-44784, filed December 30, 1991; registration statement on Form S-3, SEC No. 333-1505, effective as of March 22, 1996; and registration statement on Form S-3, SEC No. 333-6527, effective as of August 2, 1996.


/s/ Pritchett, Siler & Hardy, P.C.


PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 26, 1997